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                                 Exhibit 24.2

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 387,500 shares of common stock, pertaining to the Amended and Restated 1986 Employee Stock Purchase Plan and the 1995 Director Stock Option Plan of Groundwater Technology, Inc. of our report dated May 26, 1995, with respect to the consolidated financial statements of Groundwater Technology, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended April 29, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
December 18, 1995